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                                                                    EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 2 to Registration Statement No. 333-7937 of Shurgard Storage Centers, Inc. on Form S-4 of our report dated February 2, 1996, incorporated by reference in the Annual Report on Form 10-K/A of Shurgard Storage Centers, Inc. for the year ended December 31, 1995, and to the use of our reports on the financial statements of IDS/Shurgard Income Growth Partners L.P., IDS/Shurgard Income Growth Partners L.P. II and IDS/Shurgard Income Growth Partners L.P. III for the three years ended December 31, 1995 dated March 1, 1996, appearing in the Prospectus, which is part of this Registration Statement.



    We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP


Seattle, Washington
October 10, 1996